As filed with the Securities and Exchange Commission on April 1, 2026

Registration No. 333-280992

Registration No. 333-285344

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-280992

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-285344

UNDER

THE SECURITIES ACT OF 1933

OneStream, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-3199478
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

191 N. Chester Street Birmingham, Michigan	48009
(Address of Principal Executive Offices)	(Zip Code)

2024 Equity Incentive Plan

2024 Employee Stock Purchase Plan

2019 Common Unit Option Plan

(Full title of the plans)

Thomas Shea

Chief Executive Officer

OneStream, Inc.

191 N. Chester Street

Birmingham, Michigan 48009

(Name and address of agent for service)

(248) 650-1490

(Telephone number, including area code, of agent for service)

Copies to:

Sean C. Doyle

Blair T. Thetford

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of OneStream, Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-8 (File No. 333-280992), filed with the SEC on July 24, 2024, registering (i) 32,100,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), reserved for issuance pursuant to the 2024 Equity Incentive Plan (the “2024 Plan”), (ii) 10,700,000 shares of Class A common stock reserved for issuance pursuant to the 2024 Employee Stock Purchase Plan (the “2024 ESPP”), and (iii) 37,414,344 shares of Class A common stock reserved for issuance pursuant to the 2019 Common Unit Option Plan (the “2019 Plan”).

2.	Registration Statement on Form S-8 (File No. 333-285344), filed with the SEC on February 27, 2025, registering 11,879,100 shares of Class A common stock reserved for issuance pursuant the 2024 Plan.

On April 1, 2026, pursuant to that certain Agreement and Plan of Merger, dated January 6, 2026, between Onward AcquireCo, Inc., a Delaware corporation (“Parent”), Onward Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub I”), Onward Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub II”), OneStream Software LLC, a Delaware limited liability company and a subsidiary of the Registrant (“OneStream LLC”), and the Registrant, (i) Merger Sub I merged with and into OneStream LLC (the “LLC Merger”), with OneStream LLC surviving the LLC Merger as a subsidiary of Parent and (ii) Merger Sub II merged with and into the Registrant (the “Company Merger” and together with the LLC Merger, the “Mergers”), with the Registrant surviving the Company Merger as a subsidiary of Parent.

As a result of the Mergers, the Registrant is terminating the offerings of the Class A common stock pursuant to the Registration Statements and deregistering the remaining shares of Class A common stock (the “Shares”) registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such Shares registered but unsold under the Registration Statements. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Michigan, on April 1, 2026.

ONESTREAM, INC.

By:	/s/ Thomas Shea
Name: Thomas Shea
Title: Authorized Signatory

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.